Exhibit (10)EE

Target Corporation 2011 Long-Term Incentive Plan

NON-EMPLOYEE DIRECTOR

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) is made in Minneapolis, Minnesota as of the date of grant (the “Grant Date”) set forth in the award letter (the “Award Letter”) by and between the Company and the person (the “Director”) identified in the Award Letter.  This award of Options (collectively, may be referred to as the “Option”), provided to you as a member of the Board, is being issued under the Target Corporation 2011 Long-Term Incentive Plan (the “Plan”), subject to the following terms and conditions.

1.                                       Definitions.  Except as otherwise provided in this Agreement, the defined terms used in this Agreement shall have the same meaning as in the Plan.  The term “Committee” shall also include those persons to whom authority has been delegated under the Plan.

2.                                       Grant of Option.  Subject to the relevant terms of the Plan and this Agreement, as of the Grant Date, the Company has granted the Director the number of Options set forth in the Award Letter.

3.                                       Purchase Price.  The purchase price of each Share covered by the Option, which is 100% or more of the Fair Market Value of a Share on the Grant Date, shall be as set forth in the Award Letter.

4.                                       Exercise.  The Director may exercise the previously unexercised portion of the Option at any time and from time to time until the Option expires, subject to the following provisions and subject to the terms of the Plan:

(a)                                  Shares Purchasable.  Subject to Section 4(d), the Option, or any portion thereof, may not be exercised until the first anniversary of the Grant Date.  Thereafter, the Director may purchase all or any portion of the Shares subject to the Option.

(b)                                 Exercisable Only by Director.  Only (i) the Director, (ii) the Director’s guardian or legal representative on behalf of the Director, or (iii) the Director’s family member to the extent the Option or any part thereof is transferred to such family member pursuant to Section 6(b), may exercise the Option during the Director’s lifetime.

(c)                                  Option Term.  Except as provided in Section 4(d) or the Plan, the Option shall expire on the tenth anniversary of the Grant Date.

(d)                                 Certain Events.

(i)                                     Change in Control.  All Options subject to this Agreement shall become immediately exercisable if the Director ceases to be a member of the Board following a Change in Control.

(ii)                                  Death.  All Options subject to this Agreement shall become immediately exercisable upon the Director’s death.  The Option may be exercised by the Director’s beneficiary as designated on the form prescribed by the Company (the “Designated Beneficiary”), or if none has been designated, the representative of the Director’s estate or the person who acquired the right to exercise the Option by will or the laws of descent and distribution, subject to the provisions of this Agreement.  In the event the Director dies while a member of the Board and the Director was a member of the Board continuously from the Grant Date to the Director’s date of death, the Option may be exercised within one year from the Director’s date of death, or 10 years after the Grant Date, whichever is later.  In the event the Director dies after termination of the Director’s service as a member of the Board, the Option may be exercised within 10 years after the Grant Date.

5.                                       Manner of Exercise.  Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by following the then-current procedures for exercise that are established by the Company.

6.                                       Limitations on Transfer.  The Option shall not be sold, assigned, transferred, exchanged or encumbered by the Director other than (a) pursuant to the terms of the Plan, or (b) by gift to a “family member” of the Director (as defined in General Instruction A(5) to Form S-8 under the Securities Act of 1933), provided that there is no consideration for any such transfer.  Subsequent transfers of a transferred Option shall be prohibited except for a re-transfer or re-assignment for no consideration by any of the persons or entities listed in clause (b) above back to the Director.  Following transfer, this Option shall continue to be subject to the same terms and conditions that were applicable to the Option immediately before the transfer.  For purposes of any provision of this Agreement or the Plan relating to notice to the Director or to accelerating exercisability of the Option, the references to “Director” shall mean the original grantee of the Option and not any transferee.

7.                                       Service as a Member of the Board.  Nothing in this Agreement, the Plan or the Award Letter shall give the Director any claim or right to continue as a member of the Board.

8.                                       Governing Law; Venue; Jurisdiction.  To the extent that federal laws do not otherwise control, this Agreement, the Award Letter, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.  The exclusive forum and venue for any legal action arising out of or related to this Agreement shall be the United States District Court for the District of Minnesota, and the parties submit to the personal jurisdiction of that court.  If neither subject matter nor diversity jurisdiction exists in the

United States District Court for the District of Minnesota, then the exclusive forum and venue for any such action shall be the courts of the State of Minnesota located in Hennepin County, and the Director, as a condition of this Agreement, consents to the personal jurisdiction of that court.

9.                                       Currencies and Dates.  Unless otherwise stated, all dollars specified in this Agreement and the Award Letter shall be in U.S. dollars and all dates specified in this Agreement shall be U.S. dates.

10.                                 Plan and Award Letter Incorporated by Reference; Electronic Delivery.  The Plan, as hereafter amended from time to time, and the Award Letter shall be deemed to be incorporated into this Agreement and are integral parts hereof.  In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.  The Company or a third party designated by the Company may deliver to the Director by electronic means any documents related to his or her participation in the Plan.  The Director acknowledges receipt of a copy of the Plan and the Award Letter.

[End of Agreement]